Filed pursuant to Rule 433
Relating to Preliminary Prospectus Supplement dated May 31, 2023 to Prospectus dated November 6, 2020
Registration No. 333-249918

AMERICAN ELECTRIC POWER COMPANY, INC.
FINAL TERM SHEET

May 31, 2023

Issuer:	American Electric Power Company, Inc.

Title:	5.699% Junior Subordinated Debentures due 2025*

Principal Amount:	$850,000,000

Expected Ratings (Moody’s/S&P/Fitch):**	Baa3 (stable outlook) / BBB+ (stable outlook) / BBB- (stable outlook)

Trade Date:	May 31, 2023

Settlement Date:	June 2, 2023 (T+2)

Final Maturity Date:	August 15, 2025

Interest Payment Dates:	February 15 and August 15

First Interest Payment Date:	August 15, 2023, which payment will include interest accrued at an annual rate of 5.699% from, and including, June 2, 2023 to, but excluding, August 15, 2023.

Redemption:	The Debentures are not subject to redemption prior to maturity at the issuer’s option.

Benchmark Treasury:	4.25% due May 31, 2025

Benchmark Treasury Yield:	4.374%

Benchmark Treasury Price:	99-24+

Spread to Benchmark Treasury:	+155 bps

Reoffer Yield:	5.924%

Coupon:	5.699%

Price to Public:	99.552%

Remarketing Fee:	0.25%

CUSIP/ISIN:	02557T AD1/US02557TAD19

Remarketing Agents:	J.P. Morgan Securities LLC Mizuho Securities USA LLC

*Note: This communication relates to the remarketing of the issuer’s 1.30% Junior Subordinated Debentures due 2025. Following the remarketing, the notes will be redesignated as the 5.699% Junior Subordinated Debentures due 2025.
**Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC, including the preliminary prospectus supplement dated May 31, 2023, for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any remarketing agent or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting J.P. Morgan Securities LLC collect at (212) 834-4533 or Mizuho Securities USA LLC toll-free at (866) 271-7403.